EXHIBIT 16.1

August 29, 2013

Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We were previously principal accountants for CVR Energy, Inc. and, under the date of March 14, 2013, we reported on the consolidated financial statements of CVR Energy, Inc. as of December 31, 2012 and for the period from May 5, 2012 to December 31, 2012 and the effectiveness of internal control over financial reporting as of December 31, 2012. On August 23, 2013 we were dismissed. We have read Icahn Enterprises L.P.'s and Icahn Enterprises Holdings L.P.'s statements included under Item 4.01 of its Form 8-K dated August 23, 2013, and we agree with such statements, except that we are not in a position to agree or disagree with Icahn Enterprises L.P.'s and Icahn Enterprises Holdings L.P.'s statement that our dismissal as the independent registered public accounting firm was approved by the Audit Committee of the Board of Directors of CVR Energy, Inc. and the third and fourth sentences in the first paragraph of Item 4.01(a).

Very Truly Yours,

/s/ KPMG LLP